Exhibit 10.1

2004 Weatherford
Variable Compensation Plan

I.	PURPOSE

The Weatherford 2004 Variable Compensation Plan (the “Plan”) has been designed to motivate and reward employees whose efforts impact the performance of Weatherford International Ltd. and its subsidiaries and affiliates (the “Company”) through the achievement of pre-established financial objectives. The term “Corporate” for the purposes of this plan refers to Weatherford International Ltd.

Performance under the Plan is measured on the Company’s fiscal (calendar) year and any declared payments under the Plan are made after the end of the fiscal year.

II.	ELIGIBILITY

Officers and key management employees of the Company are eligible to participate in the Plan upon designation by the Chief Executive Officer of Weatherford. An employee who is eligible to participate in a sales commission plan of the Company is not eligible to participate in the Plan. Eligibility of employees on day rates, per diems and special pay programs will be determined by Division Presidents for their Divisions. Participation in the Plan is not automatic and only those eligible employees who have been designated by the Chief Executive Officer shall actually participate in the Plan. Employees must have six months of employment to be eligible for the plan. Bonus payments for employees not employed for a full year will be prorated.

III.	AWARD CRITERIA

The Compensation Committee of the Board and the Chief Executive Officer of Weatherford are responsible for approving the Company performance objectives that are used to determine awards paid for Company objectives under this Plan. Performance objectives for operating units below the corporate level will be established by the appropriate manager subject to overall approval of the Chief Executive Officer. For 2004, performance under the Plan will be determined based on:

EBIT (in absolute $ terms)
Working Capital Ratios

       percent (      %) of the Year 2004 bonus payout will be based on EBIT and        percent (      %) on working capital ratios. The Company reserves the right on a Company-wide or case-by-case basis to adjust the original EBIT and/or Working Capital targets of the Divisions or Corporate to reflect the impact of acquisitions, changes in our industry, changes in our financial performance and any other circumstances at the sole discretion of the Company’s Chief Executive Officer.

Divisions for the purpose of this plan are Completions and Production Systems, Drilling and Well Services and Corporate.

IV.	AWARD CATEGORIES

A participant may have Corporate Objectives and/or Division Objectives and/or Group Objectives, depending on where employed.

V.	TARGET AWARDS

A target award percentage is established for each position eligible to participate in the Plan. Target awards (TA’s) may vary depending on the participant’s position and base pay.

Generally, the participating employee receives the TA when performance under the Plan meets, but does not exceed, the pre-established performance objectives.

VI.	PERFORMANCE MEASUREMENT

Minimum	This is the lowest level of performance for which an award will be generated. There will be no payment for performance below the minimum level of performance.

Target Performance	This is the expected, or budgeted, level of performance and the award paid for target performance is the Target Award (TA).

Maximum	This is the performance level for which the maximum award under the plan will be paid. This is paid for a performance level at or above the maximum threshold.

VII.	AWARD CALCULATION

Attainment of the financial objectives of the Plan is measured based on actual results versus Plan targets, with performance above or below Plan targets prorated up/down to the maximum/minimum levels established for each financial objective. The cost of the bonus payouts must be included in the results to be measured.

VIII.	ALTERNATIVE CALCULATIONS

There may be circumstances under which the financial performance of the Company does not generate an award under the Plan. The nature and scope of the Company’s operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives unattainable in any given Plan year. If, in the opinion of the Chief Executive Officer, such circumstances should arise, an alternative bonus calculation may be performed.

IX.	MODIFICATIONS

If, during a Plan year, there has occurred or should occur, in the opinion of the Company’s Chief Executive Officer, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company’s business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved Corporate, and Division or Group Objectives for the Plan year and which, in Management’s judgment, had or have or are expected to have a positive or negative effect on the Company, the Chief Executive Officer may modify or revise the Objectives for the Plan year in such manner as he deems appropriate in his sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestiture, or spin-offs.

Notwithstanding the above, the Plan is subject to suspension or termination at any time (even if the financial objectives of the Plan have been achieved) by the Chief Executive Officer of the Company, if, in his sole judgment, conditions or circumstance exist or may exist that had, have or are expected to have a negative effect on the Company.

X.	PAYMENT

It is anticipated that any Plan awards earned and declared will be paid in February/March 2005.

Employees terminating prior to the date on which awards are paid are not eligible for payment of any award under this Plan unless termination is due to death or retirement. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees.

Annual Incentive Plan Structure — Year 2004

Group	Bonus as Percent of Base			Financial Objective Weighting
	Min.	Target	Max.
Corporate CEO	60%	120%	180%	% EBIT and % Working Capital

				1.	Corporate employees based 100% on Corporate results

Division Presidents Corporate Sr. VP’s	50%	95%	145%	2.	Division Presidents - Bonus is based 80% on Division results and 20% on Corporate results

Corporate VP’s	40%	80%	120%	3.	All others based on Division results or group results as determined by Division Presidents

FORM OF AWARD LETTER

                    , 200

Re:	Variable Compensation Plan Award

Dear Weatherford Employee:

We are pleased to advise you that your award under the Weatherford Variable Compensation Plan for 2004 will be $                    . Thank you for your hard work and efforts during 2004 on Weatherford’s behalf.

Sincerely,

Weatherford International Ltd.